Friday, March 10, 2006 Conference Call

Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer; also in the room with me is Jon Carter, Vice President and Chief Accounting Officer; Tom Gelston, Director, Investor Relations and Financial Planning and Analysis; and available to answer your questions will be our operations team - Colin Robertson, Executive Vice President of Operations; Chris Ragot President of our Roadbuilding and Utilities business; Bob Wilkerson for our Aerial Work Platforms business; Rick Nichols for Materials Processing & Mining; Fergus Baillie for our Construction product line; and Steve Filipov for Terex Cranes.

As has been our tradition, I will make some initial overview comments, then Phil will follow and give you a specific summary of our financial performance, I’ll then return and provide some individual comments on each one of our sectors. We will then open it up to your questions. I would like to limit your questions to one and then a follow-up in an effort to give everyone a chance We will try to limit this call to an hour or less if possible.

A replay will be available shortly after the conclusion of the call and can be accessed until Friday, March 17, 2006 at 5:00 p.m., Eastern Time. To access the replay, please call (800) 642-1687 or for international callers 706-645-9291 and the conference id #6133500.

Thank you, so let me begin.

Terex had a strong year in 2005. As you know, the purpose of this call is to provide you with an update on the year, the fourth quarter and importantly our current outlook for 2006. I know you recognize that we are only updating you on 2005 as we are a few weeks behind schedule now given the fact that we filed on February 17th our 2004 and prior periods.

We are pleased with the year and positive about the underlying trends within our business. We were disappointed that the charges we took in the fourth quarter, which Phil will cover in a few minutes, more than offset some of our gains, but we feel the operating performance underlying our businesses is quite strong. I will cover some key activities by operating segment following Phil.

Overall, the Company has never been stronger. Backlogs are strong, margins are increasing, and new product introductions are happening in meaningful categories while geographically we are expanding our reach around the world. We have updated our mission and vision, expecting to delight customers, team members and owners with industry leading performance. Our end markets are the strongest that any of us can ever remember. So with all this optimism we have to balance it with some realism.

Generally we are spending money to keep up with production requirements. Our suppliers are keeping up, although finding tires remains the most notable challenge. At Terex, we still have material weaknesses in internal controls that are being addressed and fixed. The finance team has improved significantly and deepened our talent throughout the organization. We are adding resources in IT, marketing, financial analysis, Asian leadership, and also significant resources to support the implementation of the Terex Business System. I remain positive about our potential to achieve the goals we have articulated historically.

Approximately 25% of our top 400 leaders in this Company are new to our Company within the past year. The point here is to emphasize just how young a company this really is, and to mention that we have grown 29% on average annually over the past 11 years, truly a remarkable achievement. Over the past 3 three years we have achieved basically the same level of compounded annual growth but with very few acquisitions, and none of a major size.

The financial strength has never been better. This, as Phil will discuss, can only improve our ability to deliver greater returns in the coming periods. Phil...

Thanks Ron, and good morning.

Before I begin, let me remind you that we will discuss expectations of future events and performance of the Company on today’s call, and that such expectations are subject to uncertainties related to macroeconomic factors, interest rates, governmental actions, and other factors. A fuller description of the factors that affect future expectations is included in the press release and our other public filings. I encourage you to read them.

We are still working through our process to finalize the 2005 results; however we expect full year earnings per share to be in the range of $3.90 to $4.00 per share, excluding special items and assuming an effective tax rate of 35%. This compares to $2.41 per share excluding special items for 2004, with a tax rate of 16.3% which excludes the impact of the valuation allowance reversal in that year. We expect full year 2005 revenue to be roughly $6.4 billion, an increase of 28% over the prior year, as we continue to experience solid growth in most of our business segments. The acquisition of Reedrill accounted for roughly 2% of this increase while foreign exchange movement was insignificant in 2005.

Our earnings guidance of $3.90 to $4.00 per share in 2005 includes the positive performance in the Terex Aerial Work Platforms segment, which exceeded our expectations by approximately $15 million in the fourth quarter; however this was more than offset by several other factors in the period. The Terex Construction segment had charges mainly related to the results of physical inventories at four locations of approximately $4 million, additional charges in inventory valuation of approximately $6 million, and increased bad debt provision in the compact construction business of approximately $4 million. The Terex Cranes segment accrued approximately $4 million in the fourth quarter related to a field retrofit program. In addition, we recognized an increase in expense of approximately $9 million due to accruals for equity based compensation and other plans, as well as audit and other professional fees, largely related to our ongoing efforts to improve our financial reporting processes. Again, all of these items are included in the guidance of $3.90 to $4.00 earnings per share.

We are pleased with our net debt reduction during 2005 of approximately $209 million to a level of approximately $571 million. This includes an ending cash balance of approximately $552 million and gross debt of approximately $1,123 million. We anticipate net debt to total capitalization to close at roughly 33% for 2005 compared to 41% at the end of 2004. We continued to make progress on our working capital goals and expect to end 2005 at 17.6% of trailing three month annualized revenue, compared to 19.3% at the end of 2004. We expect to close 2005 with a Return on Invested Capital exceeding our objective for the year of 20%. Recall that this measure is calculated as Operating Earnings, excluding special items divided by the average net debt plus book equity.

With regard to our outlook for 2006, we expect revenue of $6.7 to $7.1 billion and earnings per share in the range of $5.50 to $6.00, excluding special items. The first half year earnings should be expected to be slightly less than the second half, and we would expect the first quarter to be approximately one third of the first half guidance.

The earnings per share guidance includes some significant corporate costs as we detailed in the press release:

•

Increased equity based benefit costs of approximately $24 million resulting from the delay in our ability to make certain stock grants in 2005 due to the delayed SEC filings, coupled with the increase in the Company’s stock price since we communicated the proposed equity awards for 2005.

•	Stock option expense for 2006 will be approximately $7.5 million or roughly $.09 per share.
•	The final year of the Company’s Long Term Incentive Plan has resulted in an increase of $6.5 million for 2006 over 2005 and a total expense of $21 million in 2006.

We would expect that more than half of these expenses, totaling $52 million, will not reoccur in 2007.

Some additional assumptions for the guidance I would like to point out would be:

•	Tax rate of 35%
•	Average shares outstanding of 52.1 million
•	Depreciation and Amortization of $65 million
•	Capital expenditures of $60 to $65 million
•	We would expect the benefit of existing net operating losses to limit cash taxes to roughly 40% to 45% of the tax provision for the year.
•	In addition to the corporate expenses above, we expect to incur approximately $8 million of expense related to our global enterprise system implementation.

In terms of capital structure we are planning to call the $300 million of 10 3/8% senior subordinated notes in 2006, and be in a position to take out the 9 ¼% senior subordinated notes in early 2007. We would expect free cash flow (cash from operations less capital expenditures) to be in excess of $350 million.

Our Return on Invested Capital objective for 2006 is 27%.

As we have indicated in the press release we are working diligently to complete the filing of our 2005 financial statements, and believe we are approximately four to six weeks behind our normal schedule.

With that I’ll turn it back to Ron.

Thanks Phil. Now, to the best extent that I can, and with our numbers not finalized as of yet, let me discuss a few important items by segment, starting first with our corporate initiatives.

In Westport, Colin Robertson, as Executive Vice President of operations, and Katia Facchetti, as Chief Marketing Officer, are settling into their new responsibilities. Colin is building a team that will be focused on a number of cross-company opportunities. The supply chain will get a major focus, building on the analysis and cooperation that started in the middle of 2005. As a team, they aim to improve the overall profitability of the Company, to address areas of need in our customer service and support structure, among a number of other areas. These are in lock-step with our mission as a Company to delight our owners and customers. Our strategic intent here is to build a superb operating company and I think we will have some wins here before year end, particularly in supply chain management.

Katia is working to better articulate our collective brand strategy, understand our competitive strengths and weaknesses from the eyes of the customer and participate in an improved distribution plan across the range of Terex products and this is at a very early stage.

Our Business Development team led by Brian Henry continues to look at strategic opportunities that are more bolt-on in nature rather than major transactions, such as the recent Halco addition which illustrates this, having added about $28 million of revenue - under the Reedrill business we acquired about 1 year ago - at a transaction cost that should deliver over a 25% return annually. And as mentioned in the press release, we are also critically examining our portfolio and will be making a number of modest strategic decisions, including our announcement that we believe Tatra and ATC or American Truck Company JV are non-core businesses, and we are examining our strategic options with regards to these businesses.

The Terex Financial Services team, led by Kevin Bradley, who joined us about 6 months ago from a senior position within GE financial services, has developed and implemented significantly more competitive programs that better support the retail purchase of our products and long term equipment values of Terex products in the market place. We have made progress attracting some first rate professionals to our TFS team, and we are reducing the competitive disadvantage we have historically had here. More progress to come.

Turning to our operations and our AWP business first. We continue to benefit from a strong and rising tide. Our customers are healthier than they have ever been and our product offering is better than ever.  We introduced 12 new models at the recent American Rental Association show and customers are pleased with our service and support initiatives. By the time this year is over this segment has an outside chance of hitting over $1.8 billion of revenue with a strong operating margin. The backlog, which is more than triple, last year, is no longer the primary measure of this business that is frankly just too large. We need to bring this backlog down by building at greater production rates. The last comment here is applicable to quite a few of our businesses, and our ability to succeed in increasing our production rates may lead to revenue performance overall in the Company in excess of our indicated 2006 range, although we think it is too early to tell at this point.

Turning to Terex Cranes, it’s coming into its own as a business and should have an excellent year. The investments we made in the North American leadership in 2005 are paying off with forecasted profits and growth for the first time in many years from our North American operations. We made a solid operating profit in the fourth quarter in the Americas, which is a very positive accomplishment and organizational trend change. We plan on introducing several new models at the April Intermat show in France, and this will keep our new product leadership strong. The exports from Germany to China and developing markets continue to be strong. From an operations perspective, the AT Kearney team which we had hired, has been working at Demag and has made some real progress in helping us with supply chain opportunities and things we can learn and apply in other parts of the Company. Generally, we expect to both improve the revenue and the margin in our Crane business. The uncertainty here is just how quickly these positives will come together.

In the Materials Processing & Mining business we are also off to a strong start this year following a strong year last year. This is obviously a function of commodity prices and continued economic strength in emerging markets. We have begun to align the North American leadership team by moving from Tulsa, Oklahoma to Sherman Texas, the headquarters of Reedrill. We continue to invest in and expand the capabilities of our Mexican operations managed under this segment which is now providing parts to our Crane business and our European Crushing and Screening businesses for the US market. This is a classic cooperative initiative for improved margins. There is much more opportunity here. Our shovels, that is the Terex mining shovels, are sold out until very late in the year if not for the entire year and the Terex Unit Rig business or our truck business has shown very good margin progress. Our drilling business has introduced 4 new models in the past 12 months and continues to provide solid returns on these investments.  The Halco acquisition will be consolidating in this segment as I mentioned earlier.  Our consolidated Materials Processing business also continues to see strong bookings, backlogs and generally positive market indications for the year.  As many of you may remember, we are bringing these groups together to better align and focus on customers within this market.  And this is how we expect to report in 2006.

The Roadbuilding, Utilities and Other segment has finally shown meaningful revenue gains, in particular within our Utilities and asphalt plant businesses. We are finishing testing several new products and we recently sold our first totally redesigned asphalt plant. The new rear discharge cement mixer truck from Advance seems to also be getting some market traction and we are quite positive about this new product introduction of 2005. Overall, we see early positive signs of improvements that have mainly challenged these businesses in the past few years. We remain cautious in our near term expectations for these businesses, but are feeling good about the prospects longer term.

Lastly, we are expecting that the second half in particular of 2006 will be strong for the Construction team, as new product availabilities begin coming on line in the second quarter. We introduced some terrific new products to over 650 people at a live demonstration show and site in Spain. We built a road, we moved dirt and we showed off our products in a tremendously positive way. We introduced a new 40-ton articulated truck, with a 10,000 hour transmission warranty on the transmission, new suspension system and a more robust maintenance profile. We also added a new motor grader to our product line and importantly a new crawler excavator was added in 4 size classes. These products were introduced according to my team to rave reviews to our customers. These new products, along with increasing production efficiency and improving the cost base can and will position the Construction segment well for future success, but it is a continuing long journey.

In summary, 2006 will be a great year for Terex. But it will not be our best year. As I feel the best is yet to come. We have learned form the restatement process but yet have many improvements to make and risks to reduce. We have begun to build our brand. Yet, we have only been moderately successful with the distribution plan. We have grown our backlog, yet we have many ineffectiveness and cost reduction opportunities in front of us, buying better or cross utilization of our facilities for example so that we can rapidly supply our backlog.

We remain very much an adolescent company with lofty aspirations helped by a great industry environment. We remain committed to the margin expansion targets previously mentioned and believe our growth has potential upside for the future.